Exhibit 99.1

PRESS RELEASE

SiriusPoint Announces Sale of Arcadian MGA for $139m and with Long Term Capacity Deal Until 2031

HAMILTON, Bermuda, October 6, 2025 - SiriusPoint Ltd. (“SiriusPoint”) (NYSE: SPNT), a global specialty insurer and reinsurer, has today announced its agreement to sell its 49% equity stake in managing general agent, Arcadian Risk Capital (“Arcadian”) to Lee Equity Partners for total consideration of $139 million, inclusive of a pre-close dividend. SiriusPoint has also renewed and extended its capacity agreement with Arcadian until the end of 2031.

Upon completion of the sale, SiriusPoint will recognize a pre-tax gain of $25-30 million, in addition to the previously recognized $96 million gain in the second quarter of 2024. Arcadian produced $17.6 million of EBITDA1.

Scott Egan, Chief Executive Officer at SiriusPoint, said: “We continue to build on our partnership with Arcadian through the extension of our capacity agreement and are excited to support the business in its next chapter under respected industry leader John Boylan.”

The deal is expected to close prior to the end of the first quarter of 2026, subject to regulatory approvals and satisfaction of customary closing conditions.

Jefferies LLC served as SiriusPoint’s exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as SiriusPoint’s legal advisor.

ENDS

Notes to editors

Arcadian was established in 2020 in Bermuda by John Boylan, an industry executive with a 35-year track record. Ahead of its merger with Sirius Group, Third Point Re became a key partner to Arcadian, providing the majority of its underwriting capacity while the managing general agent sought geographical expansion and built a profitable core underwriting business of Excess & Surplus Casualty, General Liability, Professional Liability, and Property insurance.

[1]	Based on Last Twelve Months Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With approximately $2.8 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch, and A3 from Moody’s. For more information, please visit https://www.siriuspt.com/

About Arcadian

Arcadian Risk Capital is a global specialty managing general agent (MGA) offering underwriting-led solutions for complex risks. We are client-focused, with a team of dedicated and highly experienced underwriters who have consistently demonstrated the ability to build and manage portfolios of risk throughout the insurance cycle. Innovation and client service are at the core of our business model. Founded and led by John Boylan, Arcadian is headquartered in Bermuda, with operating entities in Bermuda, Ireland, the United Kingdom, and the United States.

About Lee Equity Partners

Lee Equity Partners, LLC is a middle-market private equity firm that partners with companies in the financial and healthcare services sectors. Over nearly two decades the firm has utilized its thematic based investment strategy and deep sector knowledge to identify and partner with talented management teams to accelerate growth and build market leading businesses. Additional information is available at www.leeequity.com.

Forward-Looking Statements

We make statements in this press release, and any related oral statements, that are forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the parties’ ability to consummate the transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory approvals and clearances; the impact of general economic conditions and conditions affecting the insurance and reinsurance industry; the adequacy of our reserves; fluctuation in the results of operations; pandemics or other catastrophic events; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations; trends in insured and paid losses; regulatory and legal uncertainties; and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2024. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this press release.

Contacts

Investor Relations

Liam Blackledge, SiriusPoint

Liam.Blackledge@siriuspt.com

+44 203 772 3082

Media

Sarah Hills, Rein4ce

sarah.hills@rein4ce.co.uk

+44 7718 882011